Exhibit 5

KRAGE & JANVEY, L.L.P.

ATTORNEYS AND COUNSELORS AT LAW

2100 ROSS AVENUE

SUITE 2600

DALLAS, TEXAS 75201

TELEPHONE 214-969-7500

FACSIMILE 214-220-0230

December 2, 2008

VIA FEDERAL EXPRESS

AND FAX TO 972-292-1630

Mr. Thomas J. Shaw

President and Chief Executive Officer

Retractable Technologies, Inc.

511 Lobo Lane

Little Elm, Texas 75068-0009

Re:       Form S-8 Registration Statement Filed on December 2, 2008

Dear Tom:

We have examined a copy of the Registration Statement on Form S-8 (the “Registration Statement”) filed by Retractable Technologies, Inc. (the “Company” or “RTI”) with the United States Securities and Exchange Commission (the “Commission”) relating to the registration, pursuant to the Securities Act of 1933, as amended, of up to 3,000,000 shares of Common Stock, no par value (the “Common Stock”), of the Company which are issuable pursuant to the exercise of options granted or to be granted under the RTI 2008 Stock Option Plan (the “Plan”).

We advise you that, in our opinion, upon issuance of Common Stock in compliance with the terms of the Plan and the payment by the various option holders of the option exercise prices and applicable taxes in accordance therewith, the Common Stock so issued will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ralph S. Janvey
Ralph S. Janvey